Filed Pursuant to Rule 424(b)(7)
Registration No. 333-296712

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated August 17, 2026)

SONIDA SENIOR LIVING, INC.

Up to 18,710,689 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated August 17, 2026 (the “Prospectus”), relating to the offer and resale, from time to time, by the selling securityholders named therein (the “Selling Stockholders”) of up to 18,710,689 shares of the common stock, par value $0.01 per share (the “common stock”), of Sonida Senior Living, Inc. (“Sonida” or the “Company”), consisting of (a) 17,679,439 shares of common stock held by the Selling Stockholders and (b) up to 1,031,250 shares of common stock issuable upon the exercise, at an exercise price of $40.00 per share, of warrants held by certain of the Selling Stockholders.

This prospectus supplement is being filed solely to update the “Selling Stockholders” section of the Prospectus to reflect the distribution of shares of common stock previously issued to CPIF Sparti SAF, L.P. (“CPIF SAF”) to certain of its limited partners. No additional securities are being registered by this prospectus supplement. The shares covered hereby were previously registered for resale pursuant to the registration statement referenced herein.

You should read this prospectus supplement, together with the related prospectus and the additional information described under the heading “Where You Can Find More Information; Incorporation of Certain Information by Reference,” carefully before you invest in any of our securities.

Our common stock is listed on the New York Stock Exchange (“NYSE”) and trades under the ticker symbol “SNDA.” On August 21, 2026, the last reported sale price of our common stock on the NYSE was $39.56.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 2 of the Prospectus and in Item 1A Risk Factors in the Company’s most recent Annual Report on Form 10-K and the other filings the Company makes with the Securities and Exchange Commission from time to time before you make an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 24, 2026.

ABOUT THIS PROSPECTUS SUPPLEMENT

The “Selling Stockholders” section in the Prospectus is modified by adding the information below with respect to certain persons not previously listed therein and also to update information for certain persons previously listed therein.

SELLING STOCKHOLDERS

The following information is provided as of August 7, 2026 solely to update the “Selling Stockholders” section of the Prospectus to reflect the distribution in kind by CPIF SAF of an aggregate of 1,182,595 shares of common stock to certain of its limited partners, as reflected in the table set forth below.

With respect to only the Selling Stockholders listed in the table below, the information set forth in the table below supersedes and replaces the information regarding such Selling Stockholders in the Prospectus. Information regarding each of the Selling Stockholders listed in the table below is based on information provided by each of them as of the date of this prospectus supplement.

Information about the Selling Stockholders, including those listed below, may change over time. Since the date of the Prospectus, certain of the Selling Stockholders listed below have sold a portion of their shares of common stock registered thereunder and certain other Selling Stockholders may also have sold or otherwise transferred their shares of common stock registered thereunder. This prospectus supplement does not provide any updates with respect to any Selling Stockholders not listed in the table below.

Name of Selling Stockholders(1)	Prior to the Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	After the Offering
	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned(2)		Number of Shares of Common Stock Beneficially Owned(4)	Percentage of Shares of Common Stock Beneficially Owned(2)
Conversant Capital LLC(5)	14,454,529	29.5%	14,454,529	—	—
Alaris Master Fund, LP(6)	369,447	*	369,447	—	—
Entities affiliated with LuminArx Capital Management LP(7)	258,750	*	258,750	—	—
Tyro Absolute Return Fund (8)	640,104	*	554,398	85,706	—

(1)	The information in this table and the related notes is based upon information supplied by the Selling Stockholders and publicly available SEC filings.
(2)

The percentages indicated are based on (i) 48,047,990 shares of our common stock issued and outstanding on August 7, 2026, plus (ii) 1,031,250 shares of our common stock issuable in the aggregate upon exercise of warrants held by Conversant Dallas Parkway (A) LP (“Conversant Fund A”) and Conversant Dallas Parkway (B) LP (“Conversant Fund B”).

(3)

Assumes that, other than the distribution described in this prospectus supplement, none of the shares of common stock offered hereby have been sold or otherwise transferred prior to the date of this prospectus supplement in transactions exempt from the registration requirements of the Securities Act.

(4)	Assumes that, after the date of this prospectus supplement and prior to completion of this offering, the Selling Stockholders will not acquire additional shares of common stock or other securities.
(5)

Consists of (i) 6,857,823 shares of our common stock held by Conversant Fund A, (ii) 807,115 shares of our common stock held by Conversant Fund B, (iii) 1,032,216 shares of our common stock held by Conversant Dallas Parkway (D) LP (“Conversant Fund D”), (iv) 648,942 shares of our common stock held by Conversant Dallas Parkway (F) LP (“Conversant Fund F”), (v) 3,199,998 shares of our common stock held by Conversant PIF Aggregator A LP (“Conversant Aggregator A”), (vi) 652,356 shares of our common stock held by CPIF SAF, and (vii) 224,829 shares of our common stock held by CPIF K Co-Invest SPT A, L.P. (“CPIF K” and, together with Conversant Fund A, Conversant Fund B, Conversant Fund D, Conversant Fund F, Conversant Aggregator A and CPIF SAF, the “Conversant Parties”), plus (viii) 1,031,250 shares of our common stock issuable in the aggregate upon exercise of our warrants held by Conversant Fund A (for 968,538 shares of our common stock) and Conversant Fund B (for 62,712 shares of our common stock).

The address of the Conversant Parties is c/o Conversant Capital LLC, 25 Deforest Avenue, Summit, NJ 07901. Conversant Fund A, Conversant Fund B, Conversant Fund D and Conversant Fund F are alternative investment vehicles of Conversant GP Holdings LLC (“Conversant GP”) established for purpose of investing in the Company’s securities. CPIF SAF is an alternative investment vehicle of Conversant Private GP LLC (“Conversant Private GP”) established for purpose of investing in the Company’s securities. Conversant Aggregator A and CPIF K’s indirect parent entity (which wholly owns CPIF K) are alternative investment vehicles of Conversant Private GP established for purpose of investing in the securities of multiple companies. CPIF K has been established for the purpose of holding the investment of CPIF K’s indirect parent entity in the Company’s securities. Conversant Capital LLC (“Conversant Capital”) is the investment manager of and makes investment decisions for the Conversant Parties. Michael J. Simanovsky is the managing member of Conversant Capital. Conversant GP is the general partner of each of Conversant Fund A, Conversant Fund B, Conversant Fund D and Conversant Fund F. Conversant Private GP is the general partner of Conversant Aggregator A, CPIF K and CPIF SAF. Mr. Simanovsky is the managing member of Conversant GP and Conversant Private GP. By virtue of these relationships, each of Conversant Capital, Conversant GP, Conversant Private GP and Mr. Simanovsky may be deemed to beneficially own the shares of our common stock (including upon exercise of warrants to purchase our common stock) owned directly by the applicable Conversant Parties.

None of the Conversant Parties, Conversant GP, Conversant Private GP, Conversant Capital or Mr. Simanovsky has sole voting or sole dispositive power with respect to any shares. Conversant Fund A has shared voting power and shared dispositive power with respect to 7,826,361 shares, Conversant Fund B has shared voting power and shared dispositive power with respect to 869,827 shares, Conversant Fund D has shared voting power and shared dispositive power with respect to 1,032,216 shares, Conversant Fund F has shared voting power and shared dispositive power with respect to 648,942 shares, Conversant Aggregator A has shared voting power and shared dispositive power with respect to 3,199,998 shares, Conversant Private GP has shared voting power and shared dispositive power with respect to 5,259,778 shares, CPIF K has shared voting power and shared dispositive power with respect to 224,829 shares, CPIF SAF has shared voting power and shared dispositive power with respect to 1,834,951 shares, Conversant GP has shared voting power and shared dispositive power with respect to 10,377,346 shares, and Mr. Simanovsky and Conversant Capital have shared voting power and shared dispositive power with respect to 15,637,124 shares (including, as applicable in any case, shares issuable upon exercise of warrants to purchase our common stock, as described in the second preceding paragraph).

The foregoing information regarding the Conversant Parties, Conversant GP, Conversant Private GP, Conversant Capital, Mr. Simanovsky, and their respective beneficial ownership of shares of our common stock is based solely on an Amendment No. 9 to Schedule 13D filed on August 10, 2026, as adjusted to reflect the distribution described in this prospectus supplement.

(6)

Consists of shares of our common stock held by Alaris Master Fund LP. Alaris Capital, LLC is the general partner of Alaris Master Fund LP and may be deemed to be an indirect beneficial owner of the shares. The principal business address of each of Alaris Master Fund LP and Alaris Capital, LLC is 4900 Main Street, Suite 600, Kansas City, Missouri 64112.

(7)

Consists of (i) 66,240 shares of our common stock held by LuminArx Pavo Holdings II LP (“LuminArx Pavo”) and (ii) 192,510 shares of our common stock held by LuminArx Opportunistic Alternative Solutions Holdings II Fund LP (together with LuminArx Pavo, the “LuminArx Parties”). The address of the LuminArx Parties is 712 Fifth Avenue, 23rd Floor, New York, NY 10019 USA.

The investment manager of each of the LuminArx Parties is LuminArx Capital Management LP (the “Investment Manager”). Min Htoo and Gideon Berger are the managing members of LuminArx Capital Management GP LLC, the general partner of the Investment Manager. The Investment Manager and these individuals may be deemed to have shared voting and investment power of the securities held by each of the LuminArx Parties.

(8)

Consists of (i) 108,551 shares of our common stock held by Tyro Absolute Return Fund, LP (“Tyro Fund I”), all of which are being offered pursuant to this Prospectus, and (ii) 531,553 shares of our common stock held by Tyro Absolute Return Fund II, LP (“Tyro Fund II” and, together with Tyro Fund I, the “Tyro Funds”), 445,847 of which are being offering pursuant to this Prospectus. The address of the Tyro Funds is 252 NW 29th Street, Suite 944, Miami, FL 33127.

The managing members of Tyro Fund I and Tyro Fund II are Louis A. Parks, Daniel HS McMurtrie and D. Alex Draime. These individuals may be deemed to have shared voting and investment power of the securities held by the Tyro Funds.